Exhibit 99.1

Titan Machinery Inc. Announces Fiscal Third Quarter Ended October 31, 2009 Results

-Company Updates Fiscal 2010 Guidance Range-

- Third Quarter Revenue Increased 6% to $227 Million-

-Third Quarter Gross Profit Increased 6% to $40 Million-

-Company Recently Completed Two Acquisitions of Agricultural Equipment Dealerships-

Fargo, ND — December 10, 2009 — Titan Machinery Inc. (Nasdaq: TITN), a leading network of full-service agricultural and construction equipment stores, today reported financial results for the third quarter and nine-months ended October 31, 2009.

Fiscal 2010 Third Quarter

For the third quarter of fiscal 2010, revenue increased 6.1% to $227.0 million from revenue of $214.0 million in the third quarter last year.  All three of the Company’s main revenue sources—equipment, parts and service—contributed to this period-over-period revenue growth.  Equipment sales were $173.4 million, compared to $168.0 million in the third quarter last year.  Parts sales were $33.0 million in the third quarter, compared to $29.8 million in the third quarter last year.  Revenue generated from service improved to $15.9 million in the quarter, compared to $12.9 million in the third quarter last year.

Gross profit for the fiscal third quarter increased 6.0% to $39.6 million, compared to $37.3 million in the third quarter of last year. The Company’s gross profit margin was 17.4% in the fiscal third quarter, compared to 17.5% in the third quarter last year.  Gross profit from parts and service revenue contributed 53% of overall gross profit for the fiscal third quarter 2010, compared to 46% in the third quarter last year.

Operating income for the fiscal 2010 third quarter was $11.8 million, compared to $14.2 million in the third quarter last year.  Operating margin was 5.2%, compared to 6.7% in the third quarter last year.    The decrease in operating margin compared to last year was primarily due to record agriculture results from last year and an increased concentration of construction stores which are generating lower sales due to the continued challenging construction market.  Pre-tax income for the fiscal third quarter was $9.7 million, compared to $13.9 million in the third quarter last year.

Net income for the fiscal third quarter of 2010 was $5.7 million, compared to net income of $8.2 million in the third quarter last year.  Earnings per diluted share for the fiscal third quarter of 2010 were $0.32 on approximately 18.0 million shares outstanding, compared to $0.45 per diluted share on a similar amount of shares outstanding in the third quarter last year.

Fiscal 2010 First Nine-Months Results

For the nine-months ended October 31, 2009, revenue increased 17.0% to $586.5 million from $501.4 million for the same period last year. Gross margin for the first nine months of fiscal 2010 increased to 17.8%, compared to 17.4% in the same period last year. Pre-tax income for the first nine months of fiscal 2010 was $21.0 million for a pre-tax margin of 3.6%, compared to $25.2 million, or a pre-tax margin of 5.0%, for the same period last year. Net income for the first nine months of fiscal 2010 was $12.4 million, or $0.69 per diluted share, compared to $14.9 million, or $0.91 per diluted share, in the same period last year. The nine-month weighted average shares outstanding increased 9.8% to 18.0 million from 16.4 million last year due to the Company’s May 2008 follow-on offering.

Balance Sheet

The Company ended the third quarter of fiscal 2010 with a strong balance sheet. The Company’s cash and cash equivalents were $82.4 million as of October 31, 2009. Working capital at the end of the third quarter of fiscal 2010 was $156.0 million.  As of October 31, 2009, the Company had $96.9 million available of its $365 million total discretionary floorplan lines of credit; additionally, the Company had $25 million of available borrowings under its $25 million operating line of credit.

“Our agriculture business remained solid in the third quarter as farmers continue to have strong balance sheets and ample access to credit,” stated David Meyer, Titan Machinery’s Chairman and Chief Executive Officer.  “Importantly, we are seeing data that suggests above average yields throughout the regions in which we operate.  As expected, on the construction side of our business we continued to experience challenging conditions in the third quarter; however, we are confident in our ability to capitalize on the long-term opportunities with our CE dealerships when the construction industry improves.”

Mr. Meyer concluded, “We have completed six acquisitions and opened one new store year-to-date in fiscal 2010, and we continue to see a robust acquisition pipeline ahead of us.  As we look toward the remainder of fiscal 2010 and into fiscal 2011, we remain confident in our ability to execute on our long-term strategy of organic and acquired growth and continued strong bottom line results.”

Acquisitions

The Company recently closed two acquisitions with three agricultural equipment dealerships with aggregate revenues of $27.3 million in their most recently completed fiscal years.

Oskaloosa Implement Co. consists of two Case IH brand agricultural equipment dealerships located in Pella and Oskaloosa, Iowa.  Pella and Oskaloosa are adjacent cities located approximately 55 miles southeast of Des Moines and are well-situated to serve Iowa’s farming community.

Valley Farm Equipment, Inc., with one store in Milbank, South Dakota, is a Case IH brand agricultural equipment dealership.  Valley Farm Equipment, Inc. is strategically located in the fertile Whetstone Valley in Eastern South Dakota, between Titan Machinery’s existing dealerships in Graceville, Minnesota, Watertown, South Dakota, and Aberdeen, South Dakota.

Outlook

The Company evaluates its financial performance based on its customers’ annual production cycles as opposed to a quarterly basis, due to weather fluctuations and the seasonal nature of the customers’ business.  The Company is raising its revenue range for the full year ending January 31, 2010.  It now expects to achieve revenue in the range of $770 million to $800 million compared to the previous range of $750 million to $790 million.  The Company is narrowing its expected net income range to $16.6 million to $17.6 million from the previous range of $16.6 million to $18.7 million.  The Company is narrowing its earnings per diluted share range to $0.92 to $0.98 compared to its previous range of $0.92 to $1.04.  Weighted average diluted shares outstanding for the fiscal year ending January 31, 2010 are estimated to be approximately 18.0 million shares.

Conference Call and PowerPoint Presentation Information

A copy of the presentation that will accompany the prepared remarks from the conference call is available on the Company’s website under investor relations at www.titanmachinery.com.

The Company will host a conference call and audio webcast today at 7:30 a.m. Central time (8:30 a.m. Eastern time). Investors interested in participating in the live call can dial (877) 852-6578 from the U.S. International callers can dial (719) 325-4748. A telephone replay will be available approximately two hours after the call concludes and will be available through Thursday, December 24, 2009, by dialing (888) 203-1112 from the U.S., or (719) 457-0820 from international locations, and entering confirmation code 7459714. There also will be a simultaneous, live webcast available on the Investor Relations section of the Company’s web site at www.titanmachinery.com. The webcast will be archived for 30 days.

About Titan Machinery Inc.

Titan Machinery Inc., founded in 1980 and headquartered in Fargo, North Dakota, is a multi-unit business with mature locations and newly-acquired locations. The Company owns and operates one of the largest networks of full service agricultural and construction equipment stores in North America. The Titan Machinery network consists of 72 dealerships in North Dakota, South Dakota, Iowa, Minnesota, Montana, Nebraska and Wyoming, including three outlet stores, representing one or more of the CNH Brands (NYSE:CNH) Case IH, New Holland Agriculture, Case Construction, New Holland Construction, Kobelco and CNH Capital. Additional information about Titan Machinery Inc. can be found at www.titanmachinery.com.

Forward Looking Statements

Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements made herein, which include statements regarding the Company’s expected results of operations for the fiscal year ending January 31, 2010, our beliefs and expectations with respect to the industries in which we operate, our anticipated pipeline of acquisitions, and our expectations as to the execution of our strategy, involve known and unknown risks and uncertainties, which may cause Titan Machinery’s actual results in current or future periods to differ materially from forecasted results. The global financial turmoil during the past several months has generated an historic amount of uncertainty and volatility making it particularly difficult to forecast results.  The Company’s risks and uncertainties include, among other things, a substantial dependence on a single distributor, the continued availability of organic growth and acquisition opportunities, potential difficulties integrating acquired stores, industry supply levels, fluctuating agriculture and construction industry economic conditions, the impact of continuing unfavorable conditions in the credit markets, governmental agriculture policies, seasonal fluctuations, climate conditions, disruption in receiving ample inventory financing, and increased competition in the geographic area served.

Those and other risks are more fully described in Titan Machinery’s filings with the Securities and Exchange Commission, including the Company’s most recently filed Annual Report on Form 10-K.  Titan Machinery conducts its business in a highly competitive and rapidly changing environment.  Accordingly, new risk factors may arise. It is not possible for management to predict all such risk factors, nor to assess the impact of all such risk factors on Titan Machinery’s business or the extent to which any individual risk factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement. Titan Machinery disclaims any obligation to update such factors or to publicly announce results of revisions to any of the forward-looking statements contained herein to reflect future events or developments.

Investor Relations Contact:

ICR, Inc.

John Mills, jmills@icrinc.com

Senior Managing Director

310-954-1100

TITAN MACHINERY INC.

Consolidated Balance Sheets

(in thousands, except share data)

	October 31,	January 31,
	2009	2009
	(Unaudited)
ASSETS

CURRENT ASSETS
Cash and cash equivalents	$82,376	$41,047
U.S. treasury bills	—	44,994
Total cash, cash equivalents and U.S. treasury bills	82,376	86,041

Receivables, net	23,593	19,627
Inventories	355,196	241,094
Prepaid expenses	927	532
Income taxes receivable	—	1,433
Deferred income taxes	2,154	1,426

Total current assets	464,246	350,153

INTANGIBLES AND OTHER ASSETS
Noncurrent parts inventories	1,946	1,509
Goodwill	13,679	12,464
Intangible assets, net of accumulated amortization	312	366
Other	563	487
	16,500	14,826

PROPERTY AND EQUIPMENT, net of accumulated depreciation	45,741	45,269

	$526,487	$410,248

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES
Accounts payable	$14,596	$18,652
Floorplan notes payable	261,905	166,481
Current maturities of long-term debt and short-term advances	9,865	7,623
Customer deposits	9,937	15,158
Accrued expenses	10,373	8,308
Income taxes payable	1,584	—

Total current liabilities	308,260	216,222

LONG-TERM LIABILITIES
Long-term debt, less current maturities	23,192	14,810
Deferred income taxes	4,917	3,503
Other long term liabilities	3,214	1,946
	31,323	20,259

STOCKHOLDERS’ EQUITY
Common stock, par value $.00001 per share, authorized - 25,000 shares; issued and outstanding - 17,770 at October 31, 2009 and 17,657 at January 31, 2009	—	—
Additional paid-in-capital	138,518	137,755
Retained earnings	48,386	36,012
	186,904	173,767

	$526,487	$410,248

TITAN MACHINERY INC.

Consolidated Statements of Operations

(in thousands except per share data)

	Three Months Ended		Nine Months Ended
	October 31,		October 31,
	2009	2008	2009	2008
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
REVENUE
Equipment	$173,367	$167,950	$439,374	$386,705
Parts	32,961	29,794	91,813	74,910
Service	15,854	12,894	44,036	32,626
Other, including trucking and rental	4,836	3,322	11,288	7,207
TOTAL REVENUE	227,018	213,960	586,511	501,448

COST OF REVENUE
Equipment	155,653	148,678	393,405	343,582
Parts	22,291	20,638	63,767	53,121
Service	5,658	5,019	15,844	12,344
Other, including trucking and rental	3,833	2,279	9,388	5,027
TOTAL COST OF REVENUE	187,435	176,614	482,404	414,074

GROSS PROFIT	39,583	37,346	104,107	87,374

OPERATING EXPENSES	27,792	23,153	79,159	60,805

INCOME FROM OPERATIONS	11,791	14,193	24,948	26,569

OTHER INCOME (EXPENSE)
Interest and other income	180	496	531	1,257
Floorplan interest expense	(1,798)	(783)	(3,461)	(2,082)
Interest expense other	(454)	(46)	(1,045)	(589)

INCOME BEFORE INCOME TAXES	9,719	13,860	20,973	25,155

PROVISION FOR INCOME TAXES	(3,986)	(5,675)	(8,599)	(10,250)

NET INCOME	$5,733	$8,185	$12,374	$14,905

EARNINGS PER SHARE - BASIC	$0.33	$0.47	$0.70	$0.94
EARNINGS PER SHARE - DILUTED	$0.32	$0.45	$0.69	$0.91